Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-289148) pertaining to the 2012 Equity Incentive Plan, 2021 Executive Equity Incentive Plan, 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan of Figma, Inc., and

(2)Registration Statement (Form S-8 No. 333-289901) pertaining to the Amended and Restated 2012 Equity Incentive Plan of Figma, Inc.;
of our report dated February 18, 2026, with respect to the consolidated financial statements of Figma, Inc. included in this Annual Report (Form 10-K) of Figma, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young, LLP

San Jose, California
February 18, 2026